                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant      [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials  [ ] Soliciting Material Under Rule 14a-12

                        VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
                                      N.A.
--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
                                      N.A.
--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                                      N.A.
--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
                                      N.A.
--------------------------------------------------------------------------------
    (5) Total fee paid:
                                      N.A.
--------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
                                      N.A.
--------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
                                      N.A.
--------------------------------------------------------------------------------
    (3) Filing Party:
                                      N.A.
--------------------------------------------------------------------------------
    (4) Dated Filed:
                                      N.A.
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

                               [VOICESTREAM LOGO]

                              BELLEVUE, WASHINGTON
                                OCTOBER 3, 2000

Dear Shareholders:

     You are cordially invited to attend the VoiceStream Wireless Corporation Annual Meeting of Shareholders on Wednesday, October 25, 2000 at 9:00 a.m. (Pacific Time) at the offices of Preston, Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington. Directions to Preston, Gates & Ellis LLP are provided on the back cover of this Notice of Annual Meeting and Proxy Statement.

     The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on VoiceStream Wireless Corporation's operations and respond to any questions you may have.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                          Very truly yours,

                                          /s/ JOHN W. STANTON
                                          John W. Stanton
                                          Chairman and Chief Executive Officer

                        VOICESTREAM WIRELESS CORPORATION
                              3650 131ST AVENUE SE
                               BELLEVUE, WA 98006
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 25, 2000

To the Shareholders:

     The Annual Meeting of Shareholders of VoiceStream Wireless Corporation (the "Company") will be held at the offices of Preston, Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington, on Wednesday, October 25, 2000 at 9:00 a.m. (Pacific Time) for the following purposes:

          1. To elect directors to serve until the Annual Meeting of Shareholders for 2001 and until their respective successors are elected and qualified;

          2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for 2000;

          3. To increase the number of shares authorized under the Executive Restricted Stock Plan to 500,000; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Only shareholders of record at the close of business on August 31, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

          The Company's Proxy Statement is submitted herewith.

                                          By Order of the Board of Directors

                                          /s/ ALAN R. BENDER
                                          Alan R. Bender
                                          Secretary

Bellevue, Washington
October 3, 2000

                          YOUR VOTE IS VERY IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        VOICESTREAM WIRELESS CORPORATION
                              3650 131ST AVENUE SE
                               BELLEVUE, WA 98006
                            ------------------------

                                PROXY STATEMENT

                                    FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 25, 2000

     This Proxy Statement is furnished by the Board of Directors of VoiceStream Wireless Corporation, a Delaware corporation, to the holders of Common Stock, $0.001 par value per share, of VoiceStream (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of VoiceStream (the "Annual Meeting") to be held at 9:00 a.m. (Pacific Time) on Wednesday, October 25, 2000 at the offices of Preston, Gates & Ellis LLP 701 Fifth Avenue, Suite 5000, Seattle, Washington, and at any adjournment thereof. Directions to Preston, Gates & Ellis LLP are provided on the back cover of this Proxy Statement.

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later-dated proxy card to the Secretary of VoiceStream prior to the Annual Meeting, by delivering written notice of revocation of the proxy to the Secretary of VoiceStream prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless the enclosed proxy is revoked, the shares represented by it will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted for the election of the directors recommended by the Board of Directors, for the increase in the number of shares authorized under the Executive Restricted Stock Plan to 500,000 as recommended by the Board of Directors, for the ratification of the selection by the Board of Directors of VoiceStream's independent auditors, and, at the discretion of the named proxies, on other matters properly brought before the Annual Meeting.

     At the close of business on August 31, 2000 (the "Record Date"), VoiceStream had outstanding 227,653,397 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the total number of votes attributable to all shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Under Delaware law and VoiceStream's Bylaws, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a Director if the nominee receives a plurality of the votes cast by the shareholders present or represented by proxy at the meeting and entitled to vote. Abstentions and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, an abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters. Proxies and ballots will be received and tabulated by ChaseMellon Shareholder Services, L.L.C., VoiceStream's transfer agent and the inspector of elections for the Annual Meeting.

     This Proxy Statement and the enclosed proxy card are first being mailed on or about October 3, 2000 to VoiceStream's shareholders of record on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

     The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by VoiceStream. In addition to the use of the mail, proxies may be solicited by directors, officers, and other employees of VoiceStream, without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. VoiceStream will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

                         CERTAIN MATERIAL DEVELOPMENTS

ACQUISITION OF VOICESTREAM BY DEUTSCHE TELEKOM

     On July 23, 2000, VoiceStream announced that it had entered into a definitive merger agreement (the "Deutsche Telekom-VoiceStream Agreement") with Deutsche Telekom AG ("Deutsche Telekom"). If the merger is completed, VoiceStream will become a wholly-owned subsidiary of Deutsche Telekom, and holders of Common Stock will become entitled to receive a combination of $30 in cash and 3.2 Deutsche Telekom shares for each of their shares of Common Stock, subject to certain adjustments. In lieu of that combination, VoiceStream's shareholders may elect to receive either 3.7647 Deutsche Telekom shares or $200 in cash for each of their shares of Common Stock; however, both of those elections will be subject to proration and adjustment.

     The completion of the merger is subject to regulatory approvals and other customary conditions, including the approval of VoiceStream's shareholders. Certain VoiceStream shareholders that beneficially owned in the aggregate more than 50% of the outstanding Common Stock on August 31, 2000 entered into agreements with Deutsche Telekom in which they agreed, among other things, to vote their shares in favor of the merger. No action regarding the merger will be taken at the Annual Meeting and your proxy is not being solicited at this time for any such action. VoiceStream will solicit proxies in connection with a special meeting of shareholders to approve and adopt the Deutsche Telekom-VoiceStream Agreement at a later time.

INVESTMENT IN VOICESTREAM BY DEUTSCHE TELEKOM

     In a separate transaction, on July 23, 2000 Deutsche Telekom agreed to purchase $5 billion of a new class of VoiceStream convertible voting preferred stock having a liquidation preference of $1280 per share. This purchase was completed on September 6, 2000. If the Deutsche Telekom-VoiceStream Agreement is terminated before the merger is completed, the convertible voting preferred stock will become convertible into Common Stock at $160 per share of Common Stock. Prior to conversion, the convertible voting preferred stock votes together with the Common Stock as a single class and has one vote per share. VoiceStream granted Deutsche Telekom the right to purchase its pro rata amount of certain subsequent issuances of equity securities in order to permit Deutsche Telekom to maintain its percentage ownership of VoiceStream (subject to limitations), and Deutsche Telekom has agreed, in the event that the merger agreement is terminated before the merger is completed, to a standstill limiting its ownership of VoiceStream to 33% in the first two years after July 23, 2000, 36% in the third year and 40% in the fourth and fifth years.

ACQUISITION OF POWERTEL BY VOICESTREAM

     On August 26, 2000, VoiceStream entered into a definitive merger agreement (the "VoiceStream-Powertel Agreement") with Powertel, Inc. ("Powertel"). If the merger is completed, Powertel will become a wholly-owned subsidiary of VoiceStream, and each share of Powertel Common Stock will be converted into the right to receive a number of shares of VoiceStream's Common Stock determined as follows (the "Conversion Number"): (i) 0.75 of a share of VoiceStream Common Stock if the average closing price of the VoiceStream Common Stock prior to the closing date of the merger is $113.33 or below; (ii) 0.65 of a share of VoiceStream Common Stock if the VoiceStream average closing price is $130.77 or above; and (iii) if the VoiceStream average closing price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream average closing price. Each share of Powertel preferred stock will be converted into the right to receive a number of shares of VoiceStream Common Stock determined as if the Powertel preferred stock were converted into Powertel Common Stock plus, with respect to Powertel's

Series E preferred stock and Series F preferred stock, the number of shares of Powertel Common Stock that represent accrued or declared but unpaid dividends on that preferred stock.

     The completion of the Powertel merger is subject to regulatory approvals and other customary conditions, including the approval of VoiceStream and Powertel shareholders. Certain VoiceStream shareholders that beneficially owned in the aggregate more than 50% of the outstanding Common Stock on August 31, 2000 entered into agreements with Powertel in which they agreed, among other things, to vote their shares in favor of the Powertel merger. Certain Powertel shareholders beneficially owning in the aggregate more than 50% of the outstanding Powertel Common Stock as of the date of the VoiceStream-Powertel Agreement entered into agreements with VoiceStream in which they have agreed, among other things, to vote their shares in favor of the Powertel merger.

     At the same time as it entered into the VoiceStream-Powertel Agreement, Powertel also entered into a merger agreement with Deutsche Telekom, which, if consummated, will result in Powertel becoming a wholly-owned subsidiary of Deutsche Telekom (the "Deutsche Telekom-Powertel Agreement"). If the merger of Deutsche Telekom and VoiceStream is consummated, the VoiceStream-Powertel Agreement will terminate automatically. If the Deutsche Telekom-VoiceStream Agreement is terminated, the Deutsche Telekom-Powertel Agreement will terminate automatically and VoiceStream would expect to complete the VoiceStream-Powertel merger.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of VoiceStream's Common Stock by (i) each person who is known by VoiceStream to own beneficially 5% or more of Common Stock; (ii) each Named Executive Officer (as defined under "Executive Compensation" below); (iii) each director and nominee for director of VoiceStream; and (iv) all directors, officers and key employees as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable. In addition to the Common Stock ownership information set forth below, Deutsche Telekom owns the entire class of outstanding VoiceStream convertible voting preferred stock consisting of 3,906,250 shares, each of which has one vote and votes together with the Common Stock as a single class. The convertible voting preferred stock was issued on September 6, 2000, subsequent to the Record Date for the Annual Meeting and, accordingly, will not vote at the Annual Meeting. Deutsche Telekom's address is 140 Friedrich-Ebert Allee, 53113 Bonn, Germany.

                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
                      NAME AND ADDRESS                           OWNED           OWNED
                      ----------------                        ------------    ------------
Hutchison Whampoa Limited(1)................................   55,899,252        23.17%
  22nd Floor, Hutchison House
  10 Harcourt Road
  Hong Kong
The Goldman Sachs Group, L.P.(2)(11)........................   10,345,566         4.54%
  and related investors
  85 Broad Street, 19th Floor
  New York, NY 10004
Telephone and Data Systems, Inc.............................   35,570,494        15.62%
  30 N. LaSalle Street, Suite 4000
  Chicago, IL 60602
Sonera Corporation..........................................   18,975,774         8.34%
  Fin-00051-Tele
  Sturenkatu 16, Helsinki
  Finland
John W. Stanton and Theresa E. Gillespie(3)(4)..............    6,061,932         2.66%
  3650 131st Avenue SE
  Bellevue, WA 98006
Douglas G. Smith(3)(5)......................................    4,139,162         1.82%
  3 Metrocenter, Suite 400
  Bethesda, MD 20814

                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
                      NAME AND ADDRESS                           OWNED           OWNED
                      ----------------                        ------------    ------------
Richard L. Fields(3)(6).....................................    2,156,850            *
  711 Fifth Avenue
  New York, NY 10022
James N. Perry, Jr.(3)(7)...................................    2,841,963         1.25%
  Three First National Plaza
  Suite 1330
  Chicago, IL 60602
Cregg B. Baumbaugh(3).......................................      340,884            *
Alan R. Bender(3)...........................................      271,162            *
James J. Ross(3)(8).........................................    1,343,431            *
Robert R. Stapleton(3)......................................      777,797            *
Donald Guthrie(3)...........................................      454,967            *
Mitchell R. Cohen(3)(9).....................................       24,890            *
Daniel J. Evans(3)..........................................        5,394            *
Jonathan M. Nelson(3)(10)...................................      224,247            *
Terence M. O'Toole (3)(11)..................................   10,345,566         4.54%
Canning Fok(3)(12)..........................................   55,899,487        23.17%
Susan M. F. W. Chow(3)(12)..................................   55,899,252        23.17%
Frank J. Sixt(3)(12)........................................   55,899,252        23.17%
Hans Snook(3)...............................................        3,200            *
Kaj-Erik Relander(3)(13)....................................   18,975,774         8.34%
All directors, executive officers and key employees as a
  group (22 persons)(3)(14).................................  103,949,684        42.69%

---------------
  *  Less than 1% of the outstanding shares of Common Stock

 (1) Includes 13,627,586 shares of Common Stock issuable upon conversion of VoiceStream 2.5% Convertible Junior Preferred Stock.

 (2) Includes (a) 8,986,738 shares of Common Stock held of record by GS Capital Partners, L.P., (b) 470,401 shares of Common Stock held of record by Stone Street Fund 1992, L.P., (c) 273,069 shares of Common Stock held of record by Bridge Street Fund 1992, L.P., and (d) 68,821 shares of Common Stock held of record by The Goldman Sachs Group, L.P. Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of The Goldman Sachs Group, L.P. The Goldman Sachs Group, L.P. disclaims beneficial ownership of shares held by such investment partnerships to the extent interests in such partnerships are held by persons other than The Goldman Sachs Group, L.P. and its affiliates.

 (3) May include stock jointly or separately owned with or by a spouse.

 (4) Mr. Stanton and Ms. Gillespie are husband and wife. Their beneficial ownership includes (a) 1,686,069 shares of Common Stock held of record by PN Cellular, Inc., which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie; (b) 1,274,519 shares of Common Stock held of record by Stanton Communications Corporation which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, as tenants in common; (d) 164,437 shares of Common Stock held by The Stanton Family Trust; (e) 35,000 shares and 10,000 shares of Common Stock held of record by each of Mr. Stanton and Ms. Gillespie, respectively, pursuant to the Western Wireless' 1997 Executive Restricted Stock Plan. Mr. Stanton and Ms. Gillespie share voting and investment power with respect to the shares jointly owned by them, as well as the shares held of record by PN Cellular, Stanton Communications Corporation and the Stanton Family Trust.

 (5) Includes 26,169 shares of Common Stock owned by Mr. Smith's minor children, 3,126,969 shares of Common Stock held by Avance Capital, Avance Capital II, Avance Capital III, all sole proprietorships, and 428,572 shares held in a grantor trust. Mr. Smith does not exercise voting or investment power over, and disclaims beneficial ownership of, the shares held in the grantor trust. Of the total shares held in Mr. Smith's name and in the name of Avance, 395,175 are held in a blind trust. While Mr. Smith is the beneficial owner of these shares, he exercises no control over these shares. The blind trust is free to sell, exchange, hedge, or otherwise dispose of these shares at any time. Mr. Smith has voting and investment power with respect to the other shares.

 (6) Includes 1,627,336 shares of Common Stock owned by Allen & Co., Incorporated, including 247,447 shares issuable upon exercise of outstanding warrants held by Allen & Co., Incorporated and 27,397 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Fields. Mr. Fields is a Managing Director of Allen & Co. Incorporated. Of such amounts, Mr. Fields does not exercise voting or investment power over, and disclaims beneficial ownership of the 1,627,336 shares owned by Allen & Co. Incorporated.

 (7) Includes 2,797,931 shares of Common Stock owned by Madison Dearborn Capital Partners, L.P. and 26,789 shares of Common Stock held in trust for Mr. Perry's children. Mr. Perry is a member of the committee that manages Madison Dearborn Capital Partners, L.P. Mr. Perry may therefore be deemed to share investment control with respect to the shares of Common Stock owned by Madison Dearborn Capital Partners, L.P. and may therefore be deemed to have beneficial ownership of shares of Common Stock owned by Madison Dearborn Capital Partners, L.P.

 (8) Includes 645,053 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Ross and 256,724 shares of Common Stock held in trust for Mr. Ross' children. Mr. Ross may be deemed to be the beneficial owner of such shares.

 (9) Includes options to purchase 485 shares of Common Stock granted to Mr. Cohen that he holds for the benefit of Hellman & Friedman Partners II, L.P. Mr. Cohen disclaims beneficial ownership of these shares.

(10) Includes options to purchase 1,173 shares of Common Stock granted to Mr. Nelson that he holds for the benefit of Providence Equity Partners Inc. Mr. Nelson disclaims beneficial ownership of these shares.

(11) Includes options to purchase 1,893 shares of Common Stock granted to Mr. O'Toole that he holds for the benefit of The Goldman Sachs Group, L.P. Mr. O'Toole, who is a managing director of Goldman Sachs & Co., disclaims beneficial ownership of shares of common stock, which may be deemed to be beneficially owned by The Goldman Sachs Group, L.P., except to the extent of his pecuniary interest therein.

(12) Includes 55,899,252 shares of Common Stock owned by Hutchison Whampoa Limited, as Mr. Fok is the Group Managing Director of Hutchison Whampoa Limited, and each of Mrs. Chow and Mr. Sixt are executive directors of Hutchison Whampoa Limited. Each of Mr. Fok, Mrs. Chow and Mr. Sixt disclaim beneficial ownership of these shares.

(13) Kaj-Erik Relander, the director designated by Sonera Corporation, may be deemed to be the owner of the shares of Common Stock owned by Sonera Corporation. Mr. Relander disclaims beneficial ownership of these shares.

(14) In determining the aggregate number of shares owned by VoiceStream executive officers and directors, shares of common stock as to which such executive officers and directors share voting or investment power have not been duplicated.

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

VOTING AGREEMENT FOR ELECTION OF DIRECTORS

     VoiceStream, John W. Stanton, Goldman Sachs Group, Inc. (the "GS Group"), Hutchison Telecommunications PCS (USA) Limited ("Hutchison"), Allen & Company Incorporated, Madison Dearborn Capital Partners L.P., James N. Perry, Jr., Richard L Fields, Douglas G. Smith, James J. Ross, Sonera Corporation ("Sonera") and Telephone and Data Systems, Inc. ("TDS"), and other entities and persons related to or affiliated with them, entered into an agreement, dated as of February 25, 2000, as amended on May 4, 2000 (the "Voting Agreement"), in which they agreed to vote their shares of Common Stock for the election of a Board of Directors consisting of 17 members, subject to adjustment, designated as set forth below (where necessary, the names of the actual designees, for whose election proxies are hereby solicited, are included in parenthesis at the end of the subpart pursuant to which they have been designated). The parties to the Voting Agreement beneficially own more than 50% of the outstanding Common Stock and, accordingly, have sufficient votes to elect the nominees to the Board of Directors at the Annual Meeting.

          (i) John W. Stanton, as long as he is the chief executive officer of VoiceStream;

          (ii) one member designated by Mr. Stanton, so long as he or entities affiliated with him beneficially own at least 4,500,000 shares of Common Stock (Jonathan M. Nelson);

          (iii) four members designated by Hutchison and its affiliated entities, which number of designees shall be subject to increases or decreases depending upon increases or reductions in their percentage ownership of outstanding Common Stock, including shares of Common Stock issuable to them upon conversion of VoiceStream's 2.5% Convertible Junior Preferred Stock held by them, so that the percentage of Board members that they are able to designate will always equal the percentage of VoiceStream's Common Stock they own (if necessary, the Board will be expanded to accommodate this right), provided however that if they own less than 9,800,000 shares they shall be entitled to designate only one member and if they own less than 4,500,000 shares they shall be entitled to designate no members (Canning K. N. Fok, Susan M. F. Woo Chow, Hans Snook and Frank J. Sixt);

          (iv) one member designated by GS Group and affiliated entities, so long as they beneficially own at least 4,500,000 shares of Common Stock (Terence M. O'Toole);

          (v) four members who were on the Omnipoint Corporation Board of Directors prior to February 25, 2000 and who are selected by Omnipoint Corporation to serve from February 25, 2000 until and including the expiration of the term of office of the directors elected at the second annual meeting of shareholders of VoiceStream taking place after February 25, 2000 (Douglas G. Smith, Richard L. Fields, James N. Perry, Jr. and James J. Ross)

          (vi) one member designated by Sonera and its affiliated entities, so long as they beneficially own at least 4,500,000 shares of Common Stock, except that if they own more than 9,800,000 shares of Common Stock and TDS and its affiliated entities own less than 4,500,000 shares of Common Stock, they will be entitled to designate two members to the Board of Directors of VoiceStream (Kaj-Erik Relander);

          (vii) one member designated by TDS and its affiliated entities so long as they own at least 4,500,000 shares of Common Stock, except that if they own more than 9,800,000 shares of Common Stock and Sonera and its affiliated entities own less than 4,500,000 shares of Common Stock, they will be entitled to designate two members to the Board of Directors of VoiceStream (nominee not designated); and

          (viii) the remaining members of the Board of Directors to be selected by a majority of the persons selected as described above (Mitchell R. Cohen, Daniel J. Evans, Robert R. Stapleton and Donald Guthrie).

     The Voting Agreement will remain in effect unless and until Deutsche Telekom converts its VoiceStream preferred stock into Common Stock, in which case the Voting Agreement will be amended and restated to provide for a Board of Directors consisting of 19 persons (subject to adjustment) designated as set forth in (i) through (vii) with the following additional designees:

          (i) Two members designated by Deutsche Telekom and its affiliated entities so long as they beneficially own at least 9,800,000 shares; provided, however, that if they beneficially own at least 4,500,000 shares but less than 9,800,000 shares, the number of members that they will be entitled to designate will be one;

          (ii) The then President of VoiceStream;

          (iii) The then Vice-Chairman of VoiceStream; and

          (iv) The remaining members of the Board of Directors as selected by a majority of the directors designated by Mr. Stanton (including himself), the GS Group and affiliated entities and the President and Vice-Chairman of VoiceStream.

     In addition, Hutchison would be assured of two designees so long as it holds at least 9,800,000 shares regardless of the percentage of outstanding shares that number represents.

     In connection with entering into the Powertel-VoiceStream Agreement, the parties to the Voting Agreement agreed that in the event of a termination of the Deutsche Telekom-VoiceStream Agreement and the consummation of the VoiceStream-Powertel Agreement, the Voting Agreement will be amended as necessary to entitle the Powertel Board of Directors to designate one member to the VoiceStream Board of Directors at the first two annual meetings after the VoiceStream-Powertel merger.

NOMINEES FOR DIRECTOR

     At the Annual Meeting, shareholders will elect 16 directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of John W. Stanton, Mitchell R. Cohen, Daniel J. Evans, Jonathan M. Nelson, Terrence M. O'Toole, Robert R. Stapleton, Douglas G. Smith, Donald Guthrie, Richard L. Fields, Canning K.N. Fok, James N. Perry, Jr., James J. Ross, Susan M.F. Woo Chow, Frank J. Sixt, Kaj-Erik Relander and Hans Snook to serve as directors of VoiceStream. In the event that Messrs. Stanton, Cohen, Evans, Nelson, O'Toole, Stapleton, Smith, Guthrie, Fields, Fok, Perry, Ross, Sixt, Relander, Snook or Ms. Chow should become unavailable for election to the Board of Directors for any reason, the persons named in the proxy have discretionary authority to vote the proxies for the election of other nominees to be designated to fill each such vacancy by the Board of Directors of VoiceStream.

     By nominating only 16 directors, VoiceStream is leaving one vacancy on its Board of Directors. This vacancy is to accommodate a designee by TDS in accordance with the Voting Agreement. Should TDS choose to designate a member to the Board of Directors, as it is permitted to do by the Voting Agreement, then VoiceStream will cause that designee to be added to the Board of Directors to fill the vacancy.

     The terms of office of VoiceStream's current directors are scheduled to expire at the Annual Meeting.

INFORMATION ABOUT THE NOMINEES

     John W. Stanton has been a director of VoiceStream since February 1998, and has been Chief Executive Officer and Chairman of VoiceStream since its formation in 1994. Mr. Stanton has also been a director, Chief Executive Officer and Chairman of Western Wireless Corporation and its predecessors since 1992. Mr. Stanton served as a director of McCaw Cellular from 1986 to 1994, and as a director of LIN Broadcasting from 1990 to 1994, during which time it was a publicly-traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw Cellular, serving as Vice-Chairman of the Board of McCaw Cellular from 1988 to September 1991 and as Chief Operating Officer of McCaw Cellular from 1985 to 1988. Mr. Stanton is also a member of the Board of Directors of Microcell Telecommunications, Inc., Advanced Digital Information Corporation and Columbia Sportswear, Inc. In addition, Mr. Stanton is a trustee of Whitman College, a private college.

     Robert R. Stapleton has been a director of VoiceStream since April 1999 and President of VoiceStream since its formation in 1994. Effective April 1998, Mr. Stapleton became responsible for all operations of

VoiceStream. Mr. Stapleton was President of Western Wireless and one of its predecessors from 1992 to May 1999. From 1989 to 1992, he served in various positions with General Cellular, including Chief Operating Officer and Vice President of Operations. From 1984 to 1989, Mr. Stapleton was employed by mobile communications subsidiaries of Pacific Telesis, Inc., which now are affiliated with Vodafone AirTouch. Mr. Stapleton is also a member of the Board of Directors of Microcell Telecommunications, Inc.

     Douglas G. Smith has been a director and Vice-Chairman of VoiceStream since February 2000 when it merged with Omnipoint Corporation. Mr. Smith founded Omnipoint Corporation in June 1987 and served as its Chairman, President and Chief Executive Officer until February 2000. From 1985 to 1987, he was one of four professionals in a small venture capital fund focusing on opportunities in the electronic information industry. From 1980 to 1985, he founded and managed the Investment Data Systems Division of Strategic Information (a division of Ziff-Davis Publishing).

     Donald Guthrie has been a director of VoiceStream since April 1999 and has been Vice Chairman since February 1998. He has also served as Vice Chairman of Western Wireless since November 1995. From February 1997 to April 1999, he also served as the Chief Financial Officer of Western Wireless. From 1986 to October 1995, he served as Senior Vice President and Treasurer of McCaw Cellular and, from 1990 to October 1995, he served as Senior Vice President -- Finance of LIN Broadcasting.

     Mitchell R. Cohen has been a director of VoiceStream since February 1998. He has also been a director of Western Wireless since its formation in 1994. Mr. Cohen was a director of General Cellular from March 1992 to December 1995. Mr. Cohen is a Managing Director of Hellman & Friedman, having joined Hellman & Friedman as an associate in July 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc. Mr. Cohen currently is a director of Advanstar, Inc.

     Daniel J. Evans has been a director of VoiceStream since February 1998. He has also been a director of Western Wireless since 1997. Mr. Evans is the Chairman of Daniel J. Evans Associates, a consulting firm. From 1965 through 1977, Mr. Evans was Governor of the State of Washington. In 1983 he was appointed and then elected to the United States Senate to fill the seat of the late Senator Henry M. Jackson. He serves as a director of Flow International Corporation, Cray Computer Company and National Information Consortium, and serves on the Board of Regents of the University of Washington.

     Richard L. Fields has been a director of VoiceStream since February 2000. Mr. Fields served as a director of Omnipoint Corporation from September 1991 to February 2000. Since February 1994, Mr. Fields has been a Managing Director and Executive Vice President of Allen & Company Incorporated, and prior to such time he was a Vice President of Allen & Company Incorporated. Mr. Fields is currently a director of LivePerson, Inc. and the Telecommunications Development Fund.

     Canning K.N. Fok has been a director of VoiceStream Wireless Corporation since February 1998. For more than seven years, Mr. Fok has been Group Managing Director of Hutchinson Whampoa Limited. Other appointments include Chairman of Hutchison Telecommunications (Australia) Limited and Partner Communications Company Ltd., Deputy Chairman of Cheung Kong Infrastructure Holdings Limited and Hongkong Electric Holdings Limited and Director of Cheung Kong (Holdings) Limited. Mr. Fok is a Chartered Accountant.

     Jonathan M. Nelson has been a director of VoiceStream since February 1998. He has also been a director of Western Wireless since its formation in 1994. Mr. Nelson has been President and Chief Executive Officer of Providence Equity Partners Inc., an investment advisor, since its inception in 1995 and is a Member of Providence Equity Partners L.L.C. which is the general partner of Providence Equity Partners L.P. and Providence Equity Partners II L.P. He is also Co-Chairman of Providence Ventures Inc., an investment advisor and a managing general partner of Providence Ventures L.P. which is the general partner of the general partner of Providence Media Partners L.P. a venture capital fund. Since 1986, Mr. Nelson has been a Managing Director of Narragansett Capital, Inc., a private management company for three separate equity investment funds. Mr. Nelson is currently a director of AT&T Canada.

     Terence M. O'Toole has been a director of VoiceStream since February 1998. He has also been a director of Western Wireless since it was formed in 1994. Mr. O'Toole joined Goldman Sachs & Co. in 1983 and became a Vice President in 1987, a general partner in 1992 and a Managing Director in 1996. He is currently a director of AMF Bowling, Inc. and Amscan Holdings, Inc.

     James N. Perry, Jr. has been a director of VoiceStream since February 2000. Mr. Perry was a Director of Omnipoint Corporation from August 1993 to February 2000. In January 1993, he became Managing Director of Madison Dearborn Capital Partners L.P. Previously, Mr. Perry served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Perry currently serves as a director of Allegiance Telecom, Inc., Clearnet Communications, Inc., Completel and Focal Communications.

     James J. Ross has been a director of VoiceStream since February 2000. Mr. Ross was Vice-Chairman of the Omnipoint Corporation Board from 1989 to February 2000. Mr. Ross is a private venture investor. Since February 1995, Mr. Ross has been of counsel in the law firm of Becker Ross Stone DeStefano & Klein and prior to such time, he was a partner at such firm.

     Hans R. Snook has been a director of VoiceStream since February 1998. For more than five years, Mr. Snook has been Chief Executive Officer of Orange plc, a telecommunications service provider in the United Kingdom.

     Susan M.F. Woo Chow has been a director of VoiceStream since February 2000. Ms. Chow has served as an Executive Director of Hutchison Whampoa Limited since 1993 and Deputy Group Managing Director of Hutchison Whampoa Limited since 1998. She is also an Executive Director of Cheung Kong Infrastructure Holdings Limited and a Director of Hongkong Electric Holdings Limited, Partner Communications Company Ltd. and TOM.COM LIMITED.

     Frank J. Sixt has been a director of VoiceStream since February 2000. Mr. Sixt has served as an Executive Director of Hutchison Whampoa Limited since 1991 and Group Finance Director of Hutchison Whampoa Limited since 1998. He is also the Chairman of TOM.COM LIMITED, an Executive Director of Cheung Kong Infrastructure Holdings Limited and Hongkong Electric Holdings Limited and a Director of Cheung Kong (Holdings) Limited, Hutchinson Telecommunications (Australia) Limited and Partner Communications Company Ltd.

     Kaj-Erik Relander has been a director of VoiceStream since February 2000. He has been the Executive Vice President, International Operations, and the Deputy CEO of Sonera Corporation since March 2000 and, since January 1, 2000, he has served as the head of Sonera Corporation's new Mobile and Media Division. Since joining Sonera Corporation in 1994, Mr. Relander has also served as its Group Business Controller and as Director, Finance and Business Development. He has been appointed President and CEO of Sonera Corporation effective January 1, 2001 and is currently a director of Turkcell Iletisim Hizmtleri AS.

                                   COMMITTEES

     VoiceStream's Board of Directors has standing Executive, Compensation and Audit Committees. The members of each Committee and the functions performed thereby are described below:

     Executive Committee. During 1999, the Executive Committee consisted of Messrs. Stanton, Fok, and O'Toole. The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the Articles of Incorporation or the Bylaws of VoiceStream, adopting an agreement of merger or consolidation for VoiceStream and recommending to the shareholders of VoiceStream a merger of VoiceStream, the sale of all or substantially all of the assets of VoiceStream or the dissolution of VoiceStream.

     Compensation Committee. During 1999, the Compensation Committee consisted of Messrs. Fok, Cohen, Nelson and Evans. The Compensation Committee reviews current remuneration of the directors and executive officers of VoiceStream and makes recommendations to the Board of Directors regarding appropriate periodic adjustment of such amounts. The Compensation Committee also makes all determinations concerning VoiceStream's grants of stock options and restricted stock offers and awards to officers and employees of VoiceStream who are eligible for such options under each of VoiceStream's 2000 Management Incentive Stock Option Plan and its Executive Restricted Stock Plan.

     Audit Committee. During 1999, the Audit Committee consisted of Messrs. Snook, Cohen, and Nelson. The Audit Committee reviews the planned scope of the services of VoiceStream's independent auditors; reviews financial statements and the auditors' opinion letter; recommends the independent auditors for the following fiscal year; reviews the recommendations of the independent auditors relating to accounting, internal controls, and other matters; and reviews internal controls and accounting procedures with VoiceStream's financial staff. The Audit Committee will consist of at least three directors, all of whom will be independent and will be capable of reading and understanding financial statements and other financial information.

     During 1999, the Executive Committee did not meet, the Compensation Committee met four times and the Audit Committee met two times and the entire Board of Directors met seven times. Each director attended at least 75% of all Board meetings and meetings of Committees on which they served during the periods they served.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes the compensation for services rendered during 1997, 1998 and 1999 for VoiceStream's Chief Executive Officer and next four most highly compensated executive officers (collectively referred to herein as the "Named Executive Officers"). All such compensation was paid by Western Wireless prior to May 1999, at which time VoiceStream was spun-off by Western Wireless. In accordance with an agreement entered into at the time of the spin-off, Messrs Stanton, Guthrie and Bender thereafter divided their time and responsibilities in 1999 between VoiceStream and Western Wireless as necessary and those two companies divided their compensation as appropriate. The following table includes all compensation paid by both VoiceStream and Western Wireless.

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                            -------------------------------
                                               ANNUAL COMPENSATION           RESTRICTED
                                FISCAL   --------------------------------       STOCK          ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS       OPTIONS     AWARDS(1)     COMPENSATION(2)
 ---------------------------    ------   --------   ----------    -------   -------------   ---------------
John W. Stanton...............   1999    $295,000   $1,000,000(3)     939     $660,000         $464,593
  Chairman and Chief Executive   1998    $193,542   $  400,000        954     $521,250         $367,974
     Officer                     1997    $187,083   $  300,000          0     $416,250         $292,000
Robert R. Stapleton...........   1999    $232,210   $  329,000    140,876     $330,000         $234,796
  President and Director         1998    $165,667   $  200,000    124,407     $260,625         $186,487
                                 1997    $157,083   $  125,000          0     $208,125         $147,125
Donald Guthrie................   1999    $212,865   $  180,000(3)  56,350     $330,000         $234,796
  Vice Chairman and Director     1998    $165,667   $  150,000     57,263     $260,625         $186,487
                                 1997    $157,083   $  115,000          0     $208,125         $147,125
Cregg B. Baumbaugh............   1999    $169,064   $  170,000     75,134     $220,000         $158,197
  Executive Vice President --    1998    $145,321   $  110,000     66,350     $173,750         $125,992
     Finance, Strategy and       1997    $137,091      100,000          0     $138,750         $ 98,800
     Development
Alan R. Bender................   1999    $169,060   $  170,000(3)  37,567     $220,000         $158,197
  Executive Vice President,      1998    $145,321   $  110,000     38,175     $173,750         $125,992
     General Counsel, and        1997    $137,091   $  100,000          0     $138,750         $ 98,800
     Secretary

---------------
(1) The shares awarded were of Western Wireless Common Stock, which are restricted until predetermined performance goals are met, including achieving levels of subscribers and achieving levels of cash flow (provided that the Board may modify performance goals in its discretion). The value shown is based upon the market value of Western Wireless Common Stock on the date of grant. In addition to the grants reflected in the above table, in 2000 Messrs. Stapleton, Guthrie, Baumbaugh and Bender were granted 127,871, 51,475, 69,725 and 43,048 shares of VoiceStream Common Stock, respectively, under the VoiceStream Restricted Stock Plan, valued at $16,455,463, $6,624,215, $8,972,770 and $5,539,761, respectively. These shares are restricted until predetermined performance goals are met.

(2) VoiceStream made payments to cover the taxes related to the grant of restricted shares and paid matching contributions to VoiceStream's 401(k) Profit Sharing Plan and Trust.

(3) Represents the aggregate bonuses paid by VoiceStream and Western Wireless, of which 60% was paid by VoiceStream and 40% was paid by Western Wireless.

                            GRANTS OF STOCK OPTIONS

     As part of the spin-off, each of Messrs. Stanton, Guthrie and Bender and the then VoiceStream directors, excluding Messrs. Fok and Snook, received a number of options to purchase Common Stock, based upon the number of options to purchase Western Wireless Common Stock held by each individual prior to the spin-off. Holders (including all Named Executive Officers) of vested options to purchase Western Wireless Common Stock received an equal number of vested options to purchase Common Stock which are governed by the

VoiceStream 2000 Management Incentive Stock Option Plan. The exercise price was allocated between the VoiceStream and Western Wireless options based upon the respective trading prices of Common Stock and Western Wireless Common Stock immediately following the spin-off. Holders of unvested options to purchase Western Wireless Common Stock (including Messrs. Stapleton and Baumbaugh but excluding Messrs. Stanton, Guthrie and Bender) surrendered them in exchange for options to purchase Common Stock having an equivalent value. Because Messrs. Stanton, Guthrie and Bender were executive officers of both VoiceStream and Western Wireless after the spin-off, only a portion of their unvested options to purchase Western Wireless Common Stock were exchanged for options to purchase Common Stock.

     The following table summarizes options granted during 1999 to each of the Named Executive Officers.

                                                                                         POTENTIAL REALIZABLE VALUE
                                      PERCENTAGE OF                                        AT ASSUMED ANNUAL RATES
                                      TOTAL OPTIONS                                       OF STOCK APPRECIATION FOR
                                        GRANTED TO     EXERCISE OR                             OPTION TERM(2)
                          OPTIONS       EMPLOYEES      BASE PRICE                        ---------------------------
         NAME            GRANTED(1)   IN FISCAL YEAR    PER SHARE     EXPIRATION DATE         5%            10%
         ----            ----------   --------------   -----------   -----------------   ------------   ------------
John W. Stanton........       939           0.9%         $11.32      December 31, 2009    $    6,685     $   16,941
Robert R. Stapleton....   140,876          14.2%         $11.32        January 1, 2009    $1,003,263     $2,542,465
Donald Guthrie.........     6,350           5.6%         $11.32        January 1, 2009    $  401,302     $1,016,979
Cregg R. Baumbaugh.....    75,134           7.6%         $11.32        January 1, 2009    $  535,075     $1,355,984
Alan R. Bender.........    37,567           3.8%         $11.32        January 1, 2009    $  267,537     $  677,992

---------------
(1) These options have terms of ten years from the date of grant and become exercisable as to 25% of the shares on the first anniversary and an additional 25% every year thereafter until such options are fully exercisable, provided that such officer remains continuously employed by VoiceStream.

(2) Potential realizable value is based on an assumption that the stock price of Common Stock on the date the option was granted appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated because of the requirements of the SEC and do not reflect our estimate of future stock price performance.

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table summarizes the exercise of options by each of the Named Executive Officers in 1999 and the value of the options held by each of them on December 31, 1999

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                 SHARES                        DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                ACQUIRED       VALUE      ---------------------------   ---------------------------
            NAME               ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   ----------   -----------   -------------   -----------   -------------
John W. Stanton..............        (2)            (2)         250          1,643      $    33,266    $   216,679
Robert R. Stapleton..........    100,000     $9,312,606     509,731        281,751      $70,030,338    $37,266,885
Donald Guthrie...............          0              0     221,354        112,700      $30,545,270    $14,906,701
Cregg R. Baumbaugh...........     66,500     $3,791,713     170,731        150,267      $23,243,243    $19,875,645
Alan R. Bender...............     71,500     $4,244,887     141,243         75,134      $19,234,510    $ 9,937,890

---------------
(1) Except for the options granted to Mr. Stanton, the options were granted on May 21, 1999, in respect of Western Wireless options that were granted on or prior to January 1, 1999. Mr. Stanton was granted options as a director on December 31, 1999. Dollar values were calculated by determining the difference between the exercise price and $142.31, which was the last sale price for our Common Stock as reported on the Nasdaq Stock Market on December 31, 1999. The Named Executive Officers (other than Mr. Stanton) have agreed to waive the change of control accelerated vesting provisions of their unvested options to purchase Common Stock.

(2) During 1999, Theresa E. Gillespie, a Senior Executive Officer of Western Wireless and the wife of Mr. Stanton, exercised 172,362 options for a value of $15,552,768.

                    DESCRIPTION OF THE RESTRICTED STOCK PLAN

     The Restricted Stock Plan provides for the grant or sale of Common Stock to key executives of VoiceStream and its subsidiaries or affiliates. The Common Stock issued pursuant to the Restricted Stock Plan is subject to certain restrictions, described below, that are imposed to promote the purposes of the Restricted Stock Plan. The Restricted Stock Plan will be effective until May 3, 2009. The Board of Directors, subject to approval by the shareholders, has approved the increase of the number of shares of Common Stock reserved for issuance under the Restricted Stock Plan from 200,000 to 500,000. To date, 292,119 shares have been granted or sold to VoiceStream's key executives under the Restricted Stock Plan. Of this number, the excess over 200,000 is subject to shareholder approval of the increase in the number of shares of Common Stock authorized for issuance pursuant to the Restricted Stock Plan.

     The Restricted Stock Plan is administered by the Board of Directors, which has the power and authority to administer and interpret the Restricted Stock Plan, make all grants, offers, bonuses, and awards under the plan and adopt, from time to time, such guidelines, rules, regulations, agreements, and instruments for the administration of the plan as the Board of Directors deems necessary or advisable.

     Because the executives who may participate in the Restricted Stock Plan and the number of shares granted or sold to them are determined by the Board of Directors in its sole discretion, it is not possible to state the names or positions of, or the number of shares that may be granted or sold to, VoiceStream's executives in the future. The Board of Directors will designate the key executives of VoiceStream, or any of its subsidiaries or affiliates (including officers and directors of VoiceStream) engaged in activities that further VoiceStream's objectives who will be eligible to obtain restricted shares under the Restricted Stock Plan and the number of restricted shares to be issued to each such executive. In addition, the Board of Directors will determine the type and applicable restrictions, performance criteria, terms and conditions of issuances to be made to such executives, and to determine when issuances will be made to eligible executives.

     A holder of restricted shares is required to sell to VoiceStream all of such holder's shares that remain subject to the Restricted Stock Plan if one of the following events occurs, or continues in effect, on or before the date all restrictions on the shares have lapsed: (i) termination of the holder's employment other than by reason of death or permanent and total disability; (ii) a holder who is a non-employee director of VoiceStream, if nominated, fails or refuses to stand for election or, if elected, fails to serve as such or resigns as a director; or (iii) such other events as may be set forth in a restricted stock offer. In such event, the repurchase price shall equal the original price paid by the holder for such shares, and if there is no purchase price, then the shares will be returned to VoiceStream without payment therefor.

                             DIRECTOR COMPENSATION

     Each director of VoiceStream (other than Messrs. Guthrie and Stapleton) received 939 stock options for serving on the Board of Directors in 1999. These options have a ten-year term from the date of grant, December 31, 1999, and become exercisable as to 25% of the shares on January 1, 2000, and an additional 25% every year thereafter until such options are fully exercisable, provided that such director remains continuously on the Board. Options granted to Mr. O'Toole are held for the benefit of Goldman Sachs, options granted to Mr. Nelson are held for the benefit of Providence Equity Partners, Inc. and options granted to Mr. Cohen are held for the benefit of Hellman & Friedman Partners II, L.P. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board and any committees thereof. Mr. Evans is further compensated $6,000 per quarter and $1,500 for each Board meeting he attends.

                             EMPLOYMENT AGREEMENTS

     Mr. Stanton is the Chief Executive Officer of both VoiceStream and Western Wireless. He has separate employment arrangements with each company. His agreement with VoiceStream provides for an annual base salary of $500,000 and an opportunity to earn an annual bonus, as determined by the Board of Directors, of 100% of that amount.

     Mr. Guthrie is an officer of both VoiceStream and Western Wireless and will divide his time and responsibilities between the two companies but only has an employment agreement with VoiceStream. Western Wireless has agreed to reimburse VoiceStream for all executive compensation for Mr. Guthrie which is attributable to time spent and services rendered for Western Wireless. His employment agreement provides for an annual base salary of $250,000 and an opportunity to earn an annual bonus, as determined by the Board of Directors, of 70% of that amount.

     Mr. Bender is an officer of VoiceStream, but he is not an officer or employee of Western Wireless. His employment agreement provides for an annual base salary of $225,000 and an opportunity to earn an annual bonus, as determined by the Board of Directors, of 60% of that amount. From time to time, Mr. Bender may render services to Western Wireless, and if he does so Western Wireless has agreed to reimburse VoiceStream for the compensation paid to him that is attributable to those services.

     Messrs. Stapleton and Baumbaugh have employment agreements with VoiceStream that provide for annual base salaries of $350,000 and $225,000, respectively, and provide an opportunity to earn annual bonuses, as determined by the Board of Directors, of 80% and 60%, respectively, of those amounts.

     Each of the employment agreements of the Named Executive Officers also provide that the contracting employee may be terminated by VoiceStream, at any time, with or without cause (as such term is defined in the employment agreements); however, in the event of an involuntary termination (as defined therein) for other than cause (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive's then base compensation, and an amount equal to 12 months of such executive's existing annual targeted incentive bonus, (2) the employer will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer (except for Mr. Stapleton) that remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Mr. Stapleton's agreement provides for an immediate vesting of all options upon his involuntary termination. Among other things, an executive officer's death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each employment agreement provides for full vesting of all stock options granted upon a change of control, as such term is defined in the stock option agreements with the executive officer. Despite the foregoing provision, however, the Named Executive Officers (other than Mr. Stanton) have agreed to waive the change of control accelerated vesting provisions of their unvested options to purchase Common Stock.

     Pursuant to the terms of each of these employment agreements, each executive officer agrees that during such executive officer's employment and for one year following the termination of such executive officer's employment for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of VoiceStream and which competes within the applicable commercial mobile radio services markets serviced by VoiceStream. Mr. Stanton's agreement provides that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of VoiceStream's Board was formed on June 7, 1999. None of the members was at any time during 1999, or at any other time, an officer or employee of VoiceStream.

     Upon completion of the VoiceStream-Omnipoint merger, Hutchison Telecommunications PCS (USA) and its affiliates purchased Common Stock and 2.5% Convertible Junior Preferred Stock from VoiceStream for $807 million and exchanged shares of Omnipoint preferred stock that it had purchased for $150 million for Common Stock. See "Certain Relationships and Related Transactions." Hutchison Telecommunications PCS (USA) and its affiliates beneficially own more than five percent of VoiceStream's voting securities and are entitled to appoint four members of VoiceStream's Board of Directors. Mr. Fok is a director designated by Hutchison Telecommunications PCS (USA).

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

     The Compensation Committee is responsible for setting policy and overseeing executive compensation. The Compensation Committee believes that the actions of each executive officer have the potential to affect the short-term and long-term performance of VoiceStream. Consequently, the Compensation Committee places considerable importance on its task of designing and overseeing the executive compensation program. The Compensation Committee annually reviews the compensation programs of peer and competing companies to assess the competitiveness of its compensation.

     PHILOSOPHY AND OBJECTIVES FOR EXECUTIVE COMPENSATION. The purpose of VoiceStream's executive compensation program is to: (i) increase shareholder value, (ii) improve the overall performance of VoiceStream and (iii) attract, motivate, reward and retain key executives.

     The Compensation Committee believes that VoiceStream's executive compensation should reflect each executive officer's qualifications, experience, role and performance achievements, and VoiceStream's performance achievements. In determining compensation levels, the Compensation Committee focuses on the competitive environment of the wireless and telecommunications industry group, considering the compensation practices, organization and performance of other companies. The Compensation Committee also considers general industry trends in the geographic markets that are relevant to its operations. Total cash compensation (base salary plus annual cash incentives) and total direct compensation (base salary plus annual cash incentives plus the expected value of long-term incentives) should directly reflect the level of performance achieved by VoiceStream and its executives. Within this overall philosophy, the Compensation Committee's specific objectives are to: (i) offer compensation which is competitive with other well-managed wireless and telecommunications companies and reward superior performance with enhanced levels of compensation; and (ii) provide variable compensation awards that are based on VoiceStream's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels that help create value for shareholders.

     COMPONENTS OF EXECUTIVE COMPENSATION. The three primary components of executive compensation are: (i) base salary, (ii) cash bonuses, and (iii) long-term incentive awards.

     BASE SALARY. Executive officers' base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, and job performance in the context of the competitive marketplace. Marketplace levels of compensation are determined using compensation comparisons which reflect the relevant segments of the market and include some of VoiceStream's peer group as reflected in the Performance Graph, and other companies which, while not in the peer group, are deemed appropriate comparisons for compensation purposes. Base salaries are reviewed each year, with consideration for adjustments being based on a combination of each executive officer's ongoing role, his or her job performance and marketplace competitiveness.

     CASH BONUSES. Awards under the bonus plan are based on the achievement of quality, growth and operating cash flow targets and specific objective performance goals. These goals are set for a one-year period. Performance goals are set to represent a range of performance, with the level of associated incentive award varying with different levels of performance achievement. The Chief Executive Officer recommends bonuses to the Compensation Committee for executive officers other than himself. Awards earned under the plan are

---------------

    1 The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that VoiceStream specifically incorporates such report by reference; and further, such report shall not otherwise by deemed filed under the Acts.

contingent upon employment with VoiceStream through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Bonus payments are presented in the Summary of Compensation Table under the heading 'Bonus.'

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided in the stock options granted under the Management Incentive Stock Option Plan and restricted stock granted under the Executive Restricted Stock Plan. The restricted stock grants listed in the Summary of Compensation Table reflect grants made to the Named Executive Officers in the calendar year 1999. Those grants were based on the recommendations of the Chief Executive Officer (other than with respect to himself).

     CHIEF EXECUTIVE OFFICER COMPENSATION. The executive compensation policy described above is applied in setting the Chief Executive Officer's compensation. Mr. Stanton participated in the same base salary and cash bonus compensation plans available to VoiceStream's other executive officers. Mr. Stanton's compensation between May 3, 1999 and year-end was shared between VoiceStream and Western Wireless. In 1999, Mr. Stanton earned a total base salary of $295,000, of which 50% was paid by Western Wireless and 50% was paid by VoiceStream. As of April 1, 2000, Mr. Stanton's annual base compensation to be paid directly by VoiceStream was established at $500,000. Mr. Stanton's 1999 bonus was determined on the basis of VoiceStream's operating results versus established goals and other objectives. During 1999, under Mr. Stanton's leadership, VoiceStream successfully achieved the following key goals and objectives. Mr. Stanton organized a process of separating VoiceStream and Western Wireless into two public companies. VoiceStream grew its business at a rate substantially above industry averages. VoiceStream's partnership successfully participated in the FCC conducted auction, and VoiceStream negotiated the acquisition of Omnipoint Corporation and Aerial Communications Inc. and raised $1.4 billion in new equity investments. Finally, Mr. Stanton reorganized the management team to better align its operations with the strategic opportunities of its PCS businesses and retained all of VoiceStream's key executives. The Compensation Committee determined that a total annual bonus of $1,000,000 had been earned, of which $600,000 was paid by VoiceStream and $400,000 was paid by Western Wireless. Mr. Stanton is a large shareholder of VoiceStream and has, to date, declined to participate in VoiceStream's Management Incentive Stock Option Plan except for option grants to all Board members of 939 shares each in 1999.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of 'outside directors' as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as 'outside directors.' The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to VoiceStream's executive officers.

     SUMMARY. The Compensation Committee believes that the mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in VoiceStream represents a balance that will motivate the executive management team to continue to produce strong results. The Committee further believes this program strikes an appropriate balance between the interests and needs of VoiceStream in operating its business and appropriate rewards based on enhancement of shareholder value.

                                          Respectfully submitted,

                                          Compensation Committee

                      VOICESTREAM STOCK PERFORMANCE GRAPH

     The following graph sets forth the change in the price of Common Stock from the date it began trading to December 31, 1999 and compares that change to the indices indicated.
                              [PERFORMANCE GRAPH]

DATE                                        VOICESTREAM           NASDAQ TELECOM        NASDAQ COMPOSITE          NASDAQ 100
----                                        -----------           --------------        ----------------          ----------
5-May                                          25.000                 25.000                 25.000                 25.000
13-May                                         30.831                 25.720                 25.469                 25.270
21-May                                         26.675                 24.807                 24.859                 24.520
2-Jun                                          26.923                 23.993                 23.994                 24.058
10-Jun                                         28.784                 24.839                 24.509                 24.328
18-Jun                                         29.776                 25.510                 25.286                 25.576
28-Jun                                         28.536                 25.201                 25.671                 26.023
7-Jul                                          31.328                 24.845                 27.058                 27.144
15-Jul                                         34.057                 25.955                 28.008                 28.172
23-Jul                                         37.841                 24.865                 26.558                 26.696
2-Aug                                          44.603                 23.649                 25.880                 26.265
10-Aug                                         37.096                 21.346                 24.563                 25.093
18-Aug                                         40.322                 23.373                 26.216                 26.874
26-Aug                                         42.183                 23.858                 27.369                 28.033
3-Sep                                          45.285                 23.908                 28.045                 29.070
14-Sep                                         57.258                 24.257                 28.293                 29.253
22-Sep                                         67.493                 24.433                 28.193                 29.154
30-Sep                                         61.258                 23.339                 27.088                 27.924
8-Oct                                          75.495                 25.856                 28.473                 29.634
18-Oct                                         66.500                 23.870                 26.526                 27.393
26-Oct                                         84.614                 25.557                 27.733                 28.602
3-Nov                                          90.817                 27.953                 29.874                 30.995
11-Nov                                         96.215                 30.225                 31.538                 33.049
19-Nov                                         95.346                 32.531                 33.235                 35.125
30-Nov                                         91.562                 30.664                 32.908                 34.404
8-Dec                                          96.339                 32.530                 35.373                 36.693
16-Dec                                         98.261                 33.644                 36.646                 38.644
27-Dec                                        120.408                 35.914                 39.214                 41.731

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Goldman Sachs & Co. and its affiliates have a principal investment in VoiceStream in the amount of 10,345,566 shares of Common Stock, representing over four percent of its outstanding shares of Common Stock, and have the right to designate a nominee for election to VoiceStream's Board of Directors. Terence
M. O'Toole, a managing director of Goldman Sachs & Co., is one of VoiceStream's directors. VoiceStream has engaged in a number of transactions with Goldman Sachs & Co., as described below.

     Pursuant to a letter agreement dated October 7, 1998, VoiceStream engaged Goldman Sachs & Co. to act as VoiceStream's financial advisor in connection with the acquisitions of Omnipoint Corporation and Aerial Communications, Inc. As VoiceStream's financial advisor, Goldman Sachs & Co. performed analyses and issued fairness opinions to VoiceStream's Board of Directors in connection with those acquisitions. In accordance with the letter agreement, VoiceStream paid Goldman Sachs & Co. $14,000,000 upon consummation of the Omnipoint merger and $6,000,000 upon consummation of the Aerial merger. In addition, VoiceStream reimbursed Goldman Sachs & Co. for its reasonable out-of-pocket expenses, including attorney's fees, and agreed to indemnify Goldman Sachs & Co. against certain liabilities, including certain liabilities under the federal securities laws, in connection with those transactions. Goldman Sachs & Co.'s out-of-pocket expenses relating to the Omnipoint merger were approximately $197,830 and its out-of-pocket expenses with respect to the Aerial merger were approximately $94,538.

     Pursuant to a letter agreement dated July 21, 2000, VoiceStream engaged Goldman Sachs & Co. to act as VoiceStream's financial advisor in connection with the currently proposed merger with Deutsche Telekom. As VoiceStream's financial advisor, Goldman Sachs & Co. performed analyses and issued a fairness opinion to VoiceStream's Board of Directors in connection with that proposed acquisition. In accordance with the letter agreement, VoiceStream has agreed to pay Goldman Sachs & Co.'s $10 million on completion of the sale of shares of VoiceStream's convertible voting preferred stock to Deutsche Telekom pursuant to a Stock

Subscription Agreement between Deutsche Telekom and VoiceStream (which occurred on September 6, 2000) and an additional $15 million on the date that VoiceStream's shareholders vote to adopt the merger agreement with Deutsche Telekom. VoiceStream has also agreed to pay Goldman Sachs & Co. a transaction fee equal to $70 million upon completion of the merger with Deutsche Telekom, against which transaction fee the $25 million paid in accordance with the preceding sentence will be credited.

     Finally, pursuant to a letter agreement dated May 8, 2000, VoiceStream engaged Goldman Sachs & Co. to act as VoiceStream's financial advisor in connection with the currently proposed merger with Powertel, Inc. ("Powertel"). As VoiceStream's financial advisor, Goldman Sachs & Co. performed analyses and issued a fairness opinion to VoiceStream's Board of Directors in connection with the proposed acquisition of Powertel. In accordance with the letter agreement, VoiceStream has agreed to pay Goldman Sachs & Co. $10 million on completion of the acquisition of Powertel.

     With respect to both the Deutsche Telekom merger and the Powertel merger, VoiceStream has agreed to reimburse Goldman Sachs & Co. for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs & Co. against certain liabilities, including certain liabilities under the federal securities laws, in connection with those transactions.

     With respect to each of the transactions described above, VoiceStream selected Goldman Sachs & Co. as VoiceStream's financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to those transactions.

     In November 1999, Goldman Sachs & Co. also acted as co-manager in the private offering of $1.1 billion aggregate principal amount of VoiceStream's 10.375% senior notes due November 2009 and $720 million aggregate principal amount of VoiceStream's 11.875% senior discount notes due November 2009. Goldman Sachs & Co. received a fee of approximately $15 million in exchange for acting as a co-manager in this private offering. In addition, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs & Co., has underwritten $500 million of VoiceStream's $3.25 billion credit facility.

     Goldman Sachs & Co. provides a full range of financial, advisory and brokerage services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of VoiceStream for its own accounts and for the accounts of customers.

     In June 1999 when VoiceStream and Omnipoint Corporation agreed to merge, Hutchison Telecommunications and Hutchison Telecommunications PCS (USA) agreed to purchase at the time of the Omnipoint merger shares of Common Stock for a purchase price of $29 per share and shares of VoiceStream 2.5% Convertible Junior Preferred Stock, for a purchase price of $100,000 per share. The total purchase price of Common Stock and 2.5% Convertible Junior Preferred Stock was $807 million. Before the Omnipoint merger, Hutchison Telecommunications PCS
(USA) purchased an aggregate of $150 million of Omnipoint Series A Preferred Stock, which was exchanged at the closing of the Omnipoint merger for Common Stock at a conversion price of $29 per share. VoiceStream 2.5% Convertible Junior Preferred Stock is convertible into Common Stock at any time by Hutchison Telecommunications PCS (USA) at $29 a share.

     On August 26, 2000, VoiceStream entered into a merger agreement with, Powertel. If that merger is completed, Powertel will become a wholly owned subsidiary of VoiceStream. Sonera Corporation owns 13% of the outstanding Powertel Common Stock.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires VoiceStream's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership ("Forms 3") and reports of changes in beneficial ownership of Common Stock and other equity securities of VoiceStream ("Forms 4 and Forms 5"). Officers, directors, and greater than 10% shareholders of VoiceStream are required by SEC regulations to furnish to VoiceStream copies of all Section 16(a) reports that they file. To VoiceStream's knowledge, based solely on a review of the copies of such reports furnished to VoiceStream and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 1999, except that Mr. Snook failed to file one Form 5 on a timely basis.

                             VOICESTREAM PROPOSALS

 1. ELECTION OF DIRECTORS

     At the Annual Meeting, the Board of Directors will request that the shareholders elect the following persons to serve as Directors of VoiceStream until the next annual meeting of shareholders and until their respective successors are elected and qualified.

John W. Stanton
Mitchell R. Cohen
Daniel J. Evans
Jonathan M. Nelson
Terrence M. O'Toole
Robert R. Stapleton
Douglas G. Smith
Donald Guthrie
Richard L. Fields
Canning Fok
James N. Perry, Jr.
James J. Ross
Frank J. Sixt
Kaj-Erik Relander
Hans Snook
Susan M.F. Woo Chow

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE

 2. RATIFICATION OF SELECTION OF AUDITORS

     At the Annual Meeting, the Board of Directors will request that the shareholders ratify its selection of Arthur Andersen LLP to serve as VoiceStream's independent auditors, to examine the consolidated financial statements of VoiceStream for the year ending December 31, 2000. Arthur Andersen LLP examined the consolidated financial statements of VoiceStream for the year ended December 31, 1999. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by shareholders. The affirmative vote of a majority of the total number of votes attributable to all shares represented at the meeting is required for the ratification of the Board's selection of Arthur Andersen LLP as VoiceStream's independent auditors for the fiscal year ending December 31, 2000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF VOICESTREAM.

 3. INCREASE NUMBER OF SHARES AUTHORIZED UNDER THE EXECUTIVE RESTRICTED STOCK
PLAN

     At the Annual Meeting, the Board of Directors will request that the shareholders approve an increase in the amount of shares authorized under the Executive Restricted Stock Plan (the "Restricted Stock Plan") from 200,000 to 500,000 in order to allow VoiceStream to grant bonuses in the form of VoiceStream's Common Stock to key executives of VoiceStream as part of its overall compensation package. The Board of Directors believes that the ability to award such stock bonuses and make such sales pursuant to this Restricted Stock Plan are essential to attract and retain the best available personnel for positions of substantial responsibility, to encourage ownership of Common Stock by executives of VoiceStream and its subsidiaries and affiliates, and to promote VoiceStream's success. The affirmative vote of a majority of the total number of votes attributable to all shares of Common Stock represented at the meeting is required to increase the number of shares of Common Stock reserved for issuance pursuant to the Restricted Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE RESTRICTED STOCK PLAN.

                                 OTHER BUSINESS

     It is not intended by the Board of Directors to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting.

     However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                             SHAREHOLDER PROPOSALS

     VoiceStream anticipates holding its next Annual Meeting of Shareholders on June 12, 2001. Shareholder proposals to be presented at VoiceStream's next Annual Meeting of Shareholders and included in VoiceStream's Proxy Statement relating to such meeting must be received by VoiceStream at its executive offices at 3650 131st Avenue SE, Bellevue, Washington 98006, Attention:
Corporate Secretary, no later than a reasonable period of time prior to the date VoiceStream's Proxy Statement relating to such meeting is mailed to VoiceStream's Shareholders.

                                          VOICESTREAM WIRELESS CORPORATION
                                          By Order of the Board of Directors

                                          /s/ ALAN R. BENDER
                                          Alan R. Bender
                                          Secretary

Bellevue, Washington
October 3, 2000

     VOICESTREAM HAS SENT A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS TO EACH OF ITS SHAREHOLDERS OF RECORD ON AUGUST 31, 2000, AND EACH BENEFICIAL SHAREHOLDER ON THAT DATE. IF YOU HAVE NOT RECEIVED YOUR COPY, VOICESTREAM WILL PROVIDE A COPY WITHOUT CHARGE (A REASONABLE FEE WILL BE CHARGED FOR EXHIBITS), UPON RECEIPT OF WRITTEN REQUEST THEREFOR MAILED TO:

                               INVESTOR RELATIONS
                        VOICESTREAM WIRELESS CORPORATION
                              3650 131ST AVENUE SE
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600

                               DIRECTIONS TO THE
                       ANNUAL MEETING OF SHAREHOLDERS OF
                        VOICESTREAM WIRELESS CORPORATION
                               AT THE OFFICES OF
                           PRESTON, GATES & ELLIS LLP
                          701 FIFTH AVENUE, SUITE 5000
                              SEATTLE, WASHINGTON
                                 (206)623-7580

                          FROM INTERSTATE 5 NORTHBOUND

                          Take the Madison Street Exit
                      Turn left on Madison to Fifth Avenue
           Go straight two blocks on Fifth Avenue to Columbia Street

                          FROM INTERSTATE 5 SOUTHBOUND

                      Take the James/Columbia Street Exit
            Turn right on Columbia and go one block to Fifth Avenue

PROXY

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                        VOICESTREAM WIRELESS CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Stanton and Alan R. Bender (collectively, the "Proxies"), and each of them acting individually, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of VoiceStream to be held at the offices of Preston, Gates & Ellis LLP, Seattle, Washington, on Wednesday, October 25, 2000 at 9:00 a.m. (Pacific Time) and at any adjournments thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



--------------------------------------------------------------------------------
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
                                                   Please mark
                                                   your votes as           / X /
                                                   indicated in
                                                   this example.



1. ELECTION OF DIRECTORS

(Instruction: To withhold authority to vote for any individual nominee, strike that nominee's name below.)


   Nominees:  John W. Stanton           Mitchell L. Cohen
              Daniel J. Evans           Jonathan M. Nelson
              Terence M. O'Toole        Robert R. Stapleton
              Douglas G. Smith          Donald Guthrie
              Richard L. Fields         Canning K.N. Fok
              James N. Perry, Jr.       James J. Ross
              Susan M.F. Woo Chow       Frank J. Sixt
              Kaj-Erik Relander         Hans Snook




          FOR                          WITHHOLD
      all nominees                     AUTHORITY
   except as marked to                to vote for
    the contrary below              nominees listed

         /  /                            /  /


2. Proposal to ratify the selection of Arthur Andersen LLP as VoiceStream's independent auditors for 2000.

          FOR      AGAINST     ABSTAIN

         /  /       /  /        /  /

3. Proposal to increase the number of shares under the Executive Restricted Stock Plan to 500,000.

          FOR      AGAINST     ABSTAIN

         /  /       /  /        /  /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.



Signature(s)____________________________________________________Date____________

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


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